Exhibit 99.1

Stereotaxis Reports 2022 Full Year Financial Results

ST. LOUIS, MO, Mar. 3, 2023 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the fourth quarter and full year ended December 31, 2022.

“This year is poised to be an important and exciting year for Stereotaxis, as we bring multiple strategic innovations to key regulatory and commercial milestones,” said David Fischel, Chairman and CEO. “This transition to a new product ecosystem is strategically transformational as it addresses structural inefficiencies, dependencies and limitations while setting us up for significant growth.”

“Technology developments continue to advance well, and we expect regulatory approvals and commercial launches this year for our proprietary robotically-navigated ablation catheter, smaller self-shielding robot, and cloud-based connectivity app. We also expect regulatory submissions for a guidewire that expands our robotic technology into several new indications, a comprehensive product ecosystem in China, and an integrated operating room display. These innovations collectively serve as a foundational product ecosystem for a high-growth medical robotics company poised to transform endovascular surgery.”

“The effort to grow revenues while in the midst of this transition was challenged in 2022. We experienced growth in system orders, but delays in system placements led to a decline in overall revenue. We continue to see a healthy pipeline for systems and expect growth in orders this year. We expect double-digit revenue growth in 2023 driven by revenue recognition of our backlog and new system orders.”

“We retain a strong balance sheet which allows us to bring our transformative product ecosystem to market, fund its commercialization, and reach profitability.”

2022 Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2022 totaled $7.3 million, compared to $8.2 million in the prior year fourth quarter. System revenue of $2.2 million and recurring revenue of $5.1 million, compared to $2.3 million and $5.7 million, respectively, in the prior year fourth quarter. Revenue for the full year 2022 totaled $28.1 million compared to $35.0 million in 2021. Full year system revenue was $6.8 million compared to $11.2 million in the prior year as hospital construction delays impacted the timing of order conversion. We started 2023 with system backlog of $14.8 million. Full year recurring revenue was $21.3 million compared to $22.9 million, reflecting procedure volatility and the timing of service renewals.

Gross margin for the fourth quarter and full year 2022 were approximately 59% and 66% of revenue, respectively. Full year gross margins were 82% for recurring revenue and 15% for system revenue. System gross margins reflect significant allocations of fixed overhead expenses. Operating expenses in the fourth quarter were $8.8 million. Excluding $2.6 million in non-cash stock compensation expense, adjusted operating expenses in the current quarter were $6.2 million, down from the prior year adjusted operating expenses of $6.7 million. Adjusted operating expenses for the full year 2022 were $26.8 million, consistent with $26.9 million in the prior year.

Operating loss and net loss for the fourth quarter of 2022 were ($4.5) million and ($4.2) million, respectively, compared to ($3.4) million for both in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense, were ($1.9) million, and ($1.6) million, respectively, compared to ($0.8) million for both in the previous year. For the full year 2022, adjusted operating loss of ($8.3) million and adjusted net loss of ($7.8) million compared to an adjusted operating loss of ($3.6) million and an adjusted net loss of ($1.4) million in the prior year. Net loss in the prior year included a favorable $2.2 million adjustment for the forgiveness of the Paycheck Protection Loan. Negative free cash flow for the full year 2022 was ($10.8) million, compared to ($4.3) million for the full year 2021, reflecting a $2.4 million one-time facility investment and an approximately $3.0 million increase in inventory.

Cash Balance and Liquidity

At December 31, 2022, Stereotaxis had cash and investments, including restricted cash, of $29.7 million and no debt.

Forward Looking Expectations

Stereotaxis expects double-digit revenue growth in 2023 driven by revenue recognition of system backlog and new system orders. System orders are also expected to increase compared to 2022, supporting sustained growth expectations. Accelerating revenue growth in the coming years is expected to be supported by new technology launches, but 2023 revenue expectations do not incorporate any material contributions from these innovations.

Stereotaxis’ strong balance sheet allows it to advance its transformative product ecosystem to market, fund its commercialization, and reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 3, 2023, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 6529896. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Investor Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Revenue:
Systems	$2,196	$2,338	$6,845	$11,168
Disposables, service and accessories	5,105	5,656	21,302	22,867
Sublease	-	246	-	986
Total revenue	7,301	8,240	28,147	35,021

Cost of revenue:
Systems	1,985	1,327	5,802	7,527
Disposables, service and accessories	1,007	718	3,875	3,276
Sublease	-	246	-	986
Total cost of revenue	2,992	2,291	9,677	11,789

Gross margin	4,309	5,949	18,470	23,232

Operating expenses:
Research and development	2,400	2,615	10,558	10,199
Sales and marketing	2,988	3,046	12,325	11,948
General and administrative	3,377	3,638	14,363	13,973
Total operating expenses	8,765	9,299	37,246	36,120
Operating loss	(4,456)	(3,350)	(18,776)	(12,888)

Interest income (expense), net	302	(4)	484	(11)
Gain on extinguishment of debt	-	-	-	2,183
Net loss	$(4,154)	$(3,354)	$(18,292)	$(10,716)
Cumulative dividend on convertible preferred stock	(338)	(339)	(1,343)	(1,345)
Net loss attributable to common stockholders	$(4,492)	$(3,693)	$(19,635)	$(12,061)

Net loss per share attributed to common stockholders:
Basic	$(0.06)	$(0.05)	$(0.26)	$(0.16)
		-
Diluted	$(0.06)	$(0.05)	$(0.26)	$(0.16)

Weighted average number of common shares and equivalents:
Basic	76,308,259	75,801,866	76,061,183	75,558,233

Diluted	76,308,259	75,801,866	76,061,183	75,558,233

STEREOTAXIS, INC.

BALANCE SHEETS

(in thousands, except share amounts)	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,586	$38,739
Restricted cash - current	525	453
Short-term investments	19,844	-
Accounts receivable, net of allowance of $235 and $180 at 2022 and 2021, respectively	5,090	5,406
Inventories, net	7,876	4,433
Prepaid expenses and other current assets	1,325	2,356
Total current assets	43,246	51,387
Property and equipment, net	3,831	2,632
Restricted cash	744	952
Operating lease right-of-use assets	5,384	5,736
Prepaid and other non-current assets	208	278
Total assets	$53,413	$60,985

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,270	$4,189
Accrued liabilities	3,306	2,528
Deferred revenue	7,342	6,277
Current portion of operating lease liabilities	373	268
Total current liabilities	14,291	13,262
Long-term deferred revenue	1,654	2,238
Operating lease liabilities	5,488	5,842
Other liabilities	51	218
Total liabilities	21,484	21,560

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,383 and 22,387 shares outstanding at 2022 and 2021, respectively Stockholders’ equity:	5,583	5,584
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2022 and 2021	6	6
Common stock, par value $0.001; 300,000,000 shares authorized, 74,874,459 and 74,618,240 shares issued at 2022 and 2021, respectively	75	75
Additional paid-in capital	543,438	532,641
Treasury stock, 4,015 shares at 2022 and 2021	(206)	(206)
Accumulated deficit	(516,967)	(498,675)
Total stockholders’ equity	26,346	33,841
Total liabilities and stockholders’ equity	$53,413	$60,985